EXECUTION COPY

STOCK PURCHASE AGREEMENT (THE "AGREEMENT"), ENTERED INTO BY AND BETWEEN MESSRS. VALENTIN VARELA F. ("VARELA") AND ENRIQUE STERN F. ("STERN", AND JOINTLY WITH VARELA, THE "SELLERS"), CONSOLTEX MEXICO, S.A. DE C.V. ("PURCHASER") AND ROYALTON MEXICANA, S.A. DE C.V. (THE "COMPANY"), PURSUANT TO THE FOLLOWING REPRESENTATIONS, WARRANTIES AND CLAUSES:


                     REPRESENTATIONS AND WARRANTIES

1) The Sellers hereby represent and warrant:

   a) Each of Varela and Stern are residents of the United Mexican States ("MEXICO") with sufficient legal capacity to enter into this Agreement and comply with their obligations hereunder.

   b) Varela is married under separation of marital property (SEPARACION DE BIENES) and Stern is married under community property (SOCIEDAD CONYUGAL) as evidenced by the respective marriage certificates (ACTA DE MATRIMONIO), copies of which are attached hereto as EXHIBIT "A".

   c) Neither the execution nor delivery by each Seller of this Agreement nor compliance by each Seller with any of the provisions hereof, will violate, conflict with or result in a breach of or default under, any loan agreement, commitment or obligation of the borrowing of money or the obtaining of credit, or any other agreement, license, permit or other instrument to which each Seller or the Company is a party or by which such Seller or the Company or their properties or assets may be bound, will violate any order, rule, regulation, injunction, decree, judgment, statute, law or ruling of any court, administrative agency or governmental agency applicable to such Seller, the Company, any of their properties or assets, other than as described in EXHIBIT "B" hereto.

   d) Each Seller has full power and authority to enter into, and perform his obligations hereunder, which constitute valid and binding obligations of each Seller.

   e) Neither the Sellers nor the Company shall be required to obtain any consent or approval from any third parties or regulatory authorities, for the execution of this Agreement by each Seller or for the compliance by each Seller with any of the provisions hereof, except for the consent of the wife of Stern which Stern hereby grants on her behalf.

   f) The Company (the term "COMPANY" shall hereinafter include any corporations merged into the Company, to the extent these representations and warranties refer to obligations or facts in the past in respect of which such merged corporations are relevant) is a stock corporation duly organized and validly existing under the laws of Mexico, with a paid-in minimum capital of Ps.$9,000.00 (Nine Thousand Pesos 00/100), and a paid-in total capital of Ps.$7,216,946.00 (Seven Million Two Hundred Sixteen Thousand Nine Hundred Forty Six Pesos 00/100), represented by 7,216,946 outstanding and fully paid shares with a face value of Ps.$1.00 (One Peso 00/100) each. The Company has its corporate domicile located in Naucalpan de Ju<a'>rez, Estado de Mexico, and is duly registered in the Public Registry of Commerce of Tlalnepantla, Federal District under number 547, Volume Eight, Book First on January 14, 1985.

   g) Varela owns 3,608,473 shares representing 50% (fifty percent) of the capital stock of the Company (the "VARELA SHARES") represented by stock certificates No. F02 and V04, copies of which are attached hereto as EXHIBIT "C".

   h) Stern owns 3,608,473 shares representing 50% (fifty percent) of the capital stock of the Company (the "STERN SHARES", and jointly with the Varela Shares, the "SHARES") represented by stock certificates No. F01 and V03 copies of which are attached hereto as EXHIBIT "D".

   i)     The  shares  are free  and  clear  of  all  liens,  guarantees, security interests, claims or other encumbrances and no options, warrants or other rights have been granted to third or related parties with respect of the Shares. The Shares represent 100% (one hundred percent) of the capital stock of the Company.

   j) The Company's corporate registries, including but not limited to its shareholders' minutes registry its stock registry, and all other corporate documents which are or may have been mandatory pursuant to Mexican corporate law, are duly kept by the Company, up to date and recorded or in process of recording with the corresponding public registry where applicable.

   k) SCHEDULE "1" contains a complete and current list of all of the powers of attorney granted by the Company which are still in effect as of the Closing Date (as defined herein).

   l) SCHEDULE "2" contains a complete and current list of all the accounts opened and maintained by the Company with domestic or foreign banks or brokerage houses.

   m) Except as disclosed in SCHEDULE "3", the Company owns no relevant capital stock or other equity or property interest in any other corporation, partnership or other entity.

   n) The Company's balance sheets, as of December 31, 1995, 1996, 1997 and 1998, and the related statements of income, shareholders equity and changes in the financial position for the years then ended, were audited by Arce, Gomez y Lazcano, S.C. ("AGL"), a copy of which has been delivered to the Purchaser or, in the case of the fiscal year of 1998 will be delivered to the Purchaser prior to the Closing Date, and are attached hereto as SCHEDULE "4", have all been prepared in accordance with generally accepted accounting principles in effect in Mexico consistently applied through the indicated periods (except as otherwise stated in such financial statements) and fairly represent the financial condition
          (including, but not limited to, all direct and contingent liabilities and fixed and current assets) of the Company as of the respective dates and the results of operation of the Company for the indicated periods; there have been no dividend payments (or other distributions) to the Company's shareholders since December 31, 1998, or dividends (or other distributions) not reflected in the aforementioned financial statements, and no material adverse changes in the business or conditions, financial or otherwise, of the Company, except in the ordinary course of business and except for changes due to any political or economic situations in Mexico that could directly or indirectly adversely affect the business of the Company, and to the best of its knowledge no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future (except for any political or economic events in Mexico that could directly or indirectly adversely affect the business of the Company); the Company has conducted its business since the date of its incorporation in accordance with generally accepted business practices.

   o) Except as disclosed in SCHEDULE "5", no member of the board of directors of the Company (including, without limitation Varela and Stern), director, officer, employee or affiliate of the Company (each a "RELATED PERSON") or any member of any such Related Person's family (up to the second generation in lineal and/or collateral descendency) is a party to any contract, agreement, arrangement or transaction with the Company.

   p) Except as disclosed in SCHEDULE "6" (i) the Company has filed or caused to be filed in a timely manner with the appropriate governmental authorities all Tax Documents required to be filed by it on or prior to the Closing Date (as defined herein) (taking into account any properly granted extensions of time to file any Tax Documents), and all such Tax Documents are true, complete and correct in all material respects, (ii) all Taxes required to be paid by the Company on or prior to the Closing Date have been or will be timely paid in full and, where payment of Taxes of the Company with respect to taxable years or other taxable periods ending on or prior to the Closing Date is not yet due, such Taxes are or will be, by the Closing Date, reflected as Tax reserves (other than reserves for deferred income Taxes established to reflect the difference between book and tax basis) in the financial statements of the Company,
          (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Taxes or Tax Documents of the Company for any taxable period, and the Company has not requested an extension of time within which to file any Tax Document in respect of any taxable year, which Tax Document has not since been filed, (iv) no audit or other administrative proceeding or court proceeding has formally commenced or is presently pending with regard to any Taxes or Tax Documents of or including the Company, and no notification has been received by the Company or the Sellers with respect to the Company that such an audit or other proceeding is pending or, to the best knowledge of the Sellers, threatened with respect to any Taxes due from or with respect to the Company or any Tax Document filed (or required to have been filed) by or with respect to the Company, (v) there are no liens for Taxes upon (A) the assets of the Company or (B) the Shares, (vi) the Company is not a party to, or bound or has any obligation under any agreement or arrangement providing for the allocation, sharing or indemnification of Taxes nor is otherwise obligated to indemnify any party for any Taxes, (vii) no issue has been raised by any taxing authority in any audit of the Company that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency for any period not so audited, (viii) the Company is not a party to any election with respect to Taxes that would have a material ongoing effect on the Company, and (ix) no unpaid deficiencies for Taxes of the Company have been claimed, proposed or assessed by any taxing authority.

          For purposes of this Agreement, (i) "TAXES" shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, value added, asset, gross receipts, sales, use, AD VALOREM, goods and services, capital, transfer, bulk transfer, franchise, profits, license, withholding, payroll, employment, employer health, social contributions, social security, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, including any amounts payable as a result of the application of monetary correction or any other similar factor, imposed by any taxing authority; and (ii) "TAX DOCUMENT" shall mean any report, return, document, declaration, schedule or any other information or filing required to be supplied, including by electronic means or otherwise, to any governmental authority or jurisdiction with respect to Taxes including, without limitation, any amendments thereto.

   q) Except as disclosed in SCHEDULE "7", all accounts, books and records material to the Company's business, have been fully, properly and accurately kept in accordance with generally accepted Mexican accounting principles and are kept at the Company's facilities.

   r) As of February 26, 1999, the Company has not, except for transactions in the ordinary course of business and consistent with past practice, (i) incurred any liability or assumed any obligation of any type, (ii) entered into any transaction which implies the sale or transfer of assets of the Company in excess of U.S.$10,000.00 (Ten Thousand United States Dollars 00/100).

   s) As of February 26, 1999, the Company does not have any ongoing or outstanding transaction with the government of Mexico or any political subdivision or agency thereof.

   t) SCHEDULE "8" contains a complete and current list of (i) all real property which the Company owns, leases, subleases or uses, as the case may be, (ii) any notice from governmental agencies received in regards to such properties of any violations of law, and (iii) a list of encumbrances, defects, easements, rights of way or other similar charges or limitations with respect thereto.

   u) SCHEDULE "9" contains a complete list of all outstanding credits, loans, or other indebtedness relating to borrowed money or guarantee of any of the foregoing setting forth the maturities thereof.

   v) The Company is not in default with respect to any of its debts or obligations as described above and in SCHEDULE "9".

   w) The inventories of the Company are in a condition such that they can be sold or converted into finished garment which can then be sold by the Company in the ordinary course of its business as regular merchandise without any discount (except for discounts per volume). The inventories do not consist of items that are obsolete, damaged or slow-moving or any item held in consignment. The Company's inventories are valued at the lower of cost or net realizable value.

   x) SCHEDULE "10" contains a complete and current list of (i) all collective bargaining agreements or similar agreements with any labor unions or associations representing employees of the Company, (ii) all of the Company's non unionized employees, officers and agents, their salaries and any benefit granted by the Company in excess of those mandated by Mexican law and the collective bargaining agreements, and (iii) all notices received by the Company in regards to collective or individual labor claims.

   y) (i) There is no labor strike, slowdown, lockout, work stoppage, arbitration, lawsuit or administrative proceeding relating to labor or employment matters or other labor dispute pending against or threatened against the Company, (ii) the Company does not incur in any unfair labor practice, and (iii) the Company is and has at all times been in compliance with all applicable labor laws.

   z) The closing of the transactions hereunder will not trigger any payment to any member of the board of directors or of the management of the Company (except for the purchase price payable to Varela and Stern hereunder).

   aa) The Company has not entered into any management, agency, consulting, distribution, marketing and other agreements involving compensation for services rendered or to be rendered in excess of U.S.$10,000.00 (Ten thousand United States Dollars 00/100) per year except as disclosed in the Company's financial statements which are attached hereto as SCHEDULE 4.

   ab) Except as disclosed in SCHEDULE "11" there is no action, suit, proceeding or governmental investigation of any nature (including civil, mercantile, criminal and administrative) pending or threatened against or affecting the Company, any of its properties or assets.

   ac) SCHEDULE "12" contains a complete and current list of insurance policies (including insured amounts, insured risks, and deductible amounts) which the Company maintains with respect to its business properties or employees, and such policies are presently in full force and effect and the corresponding premiums are current in payment.

   ad)    SCHEDULE  "13"  contains  a  complete and current list  of  all patents, trademarks, tradenames, inventions and similar intellectual property owned by the Company or licensed by the Company from third parties which are all free of any encumbrance and duly registered with the competent Mexican authorities, and such registrations are in full force and effect; the Company is not infringing any trademark or other intellectual property right of third parties and is not using any trade-mark or intellectual property owned by any Related Person.

   ae) (i) The Company has obtained all permits, licenses, authorizations and registries as required under Mexican environmental laws for conducting its business and operating its properties, and such permits, licenses and authorizations are in full force and effect, (ii) the Company has filed all applications necessary to renew all its permits, licenses, authorizations and registrations, (ii) the Company is in compliance with all applicable environmental laws, (iii) the Company has delivered to the Purchaser all environmental reports filed with Mexican or foreign authorities, (iv) neither the Company nor the Sellers have knowledge or have received any written notice regarding action, suit, proceeding or governmental investigation relating in any way to environmental laws, (v) the Company has not released, discharged or otherwise disposed of, any substance deemed as hazardous or prohibited by the applicable environmental laws on, adjacent or beneath any of the properties owned, leased, subleased or otherwise used by the Company, (vi) the Company has not been declared responsible for any actions toward cleaning up the environment, (vii) no employee or officer of the Company has been subject to contact with hazardous substances, and (viii) the Company has not entered into any agreement, contract or other instrument in which it has assumed any liability or obligation in regards to the generation, manufacture, use, transportation or disposal of hazardous substances.

   af) The Company is not party to any written or oral contract or agreement presently in effect, (i) entered into in the ordinary course of business which involves a delivery obligation by the Company for more than 3 (three) months, (ii) entered into outside of the ordinary course of business, (iii) covering a period of more than 12 (twelve) months (except the Lease Agreement), or (iv) with any customer, supplier or third party which by its terms (x) could be canceled or the pricing conditions thereof changed in case of a change of ownership or management of the Company (except for the agreement entered into with Pierre Cardin), (y) would require a payment of a penalty or fee, or any accelerated payment as a result of the transactions contemplated by this Agreement, or (z) prevent the Company from entering any specific relevant market or manufacturing any type of product.

   ag) The Company is in compliance in all material aspects with all laws, regulations, administrative permits and acts, judicial orders and decrees applicable to it, except as provided to the contrary in this Agreement or its Schedules.

   ah) There is no material agreement or other restriction binding on the Company, nor any other material fact or circumstance relevant to the Company, with material adverse effects to the Company, which has not been disclosed to the Purchaser and which, if disclosed to the Purchaser, would have adversely affected the decision of the Purchaser to enter into this Agreement. This representation excludes any circumstance or fact deriving from any political or economic events in Mexico which may affect the Company's business.

II) The Purchaser hereby represents and warrants:

     a) It is a stock corporation duly organized and validly existing under the laws of Mexico.

     b) It has full power and authority to enter into, and perform its obligations hereunder, which constitute valid and binding obligations of the Purchaser.

     c) It shall not be required to obtain any consent or approval of any third parties or regulatory authorities, for the execution of this Agreement or for the compliance with any of the provisions hereof, other than those consents or approvals it has already obtained.

     d) Any two of Messrs. Alex Di Palma, Christopher Schaller, Jean Talbot or any of them together with either of Jesus Lopez or Mauricio Hernandez, have full power to execute and deliver this Agreement on behalf and in representation of the Purchaser, and to bind the Purchaser pursuant to the terms hereof, and such authority has not been revoked or modified whatsoever.

III. The Company hereby represents and warrant:

     a) That it is a stock corporation duly organized and validly existing under the laws of Mexico.

     b) That it wishes to act as guarantor of certain obligations of the Purchaser in accordance to the terms of this Agreement.

     c) Its representatives have sufficient authority to subscribe this Agreement; such authority has not been revoked nor modified in any way.

NOW  THEREFORE,  based  upon  the  foregoing   representations   and
warranties, the parties hereto agree as follows:

                                 CLAUSES

FIRST. SALE OF SHARES; CLOSING DATE. Subject to the terms and conditions set forth herein, each Seller hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from each Seller the Shares owned by such Seller, on the date on which all conditions set forth in Clause Sixth have been met and at the latest on February 26, 1999 (the "CLOSING DATE"). On the Closing Date, each Seller shall deliver the certificates evidencing the Shares sold by it, duly endorsed in favor of the Purchaser and instruct the Secretary of the board of directors of the Company to make the corresponding notations in the stock registry book of the Company, and the Purchaser shall pay to the Sellers the Purchase Price (as defined herein) as set forth in Clause Second hereof. On the Closing Date, the Purchaser will designate a third party in favor of whom 1 (one) of the Shares will be transferred so that the Company will have, at all times, 2 (two) shareholders.

SECOND. PRICE; ADJUSTMENTS; TAXES. a) The purchase price for the Shares is Ps.$25,700,000.00 (Twenty five million seven hundred thousand Pesos 00/100) and U.S.$1,760,000.00 (One million seven hundred and sixty thousand United States Dollars 00/100) (the "PURCHASE PRICE"). The Purchase Price will be divided between the Sellers based upon their participation in the Company's capital stock. Therefore, the Purchaser will pay each Seller his respective participation in the Purchase Price as instructed thereby. The Purchase Price will be paid as follows:

(i) Ps.$25,700,000.00 (Twenty five million seven hundred thousand Pesos 00/100) on the Closing Date ("TRANCHE A").

(ii) U.S.$880,000.00 (Eight hundred and eighty thousand United States Dollars 00/100) on February 26, 2000 ("TRANCHE B").

(iii) U.S.$220,000.00 (Two hundred and twenty thousand United States Dollars 00/100) each of May 26, August 26, November 26, 2000 and February 26, 2001 ("TRANCHE C").

Interest will be payable on the outstanding amounts of Tranche B and Tranche C as of the Closing Date at an annual rate equal to the LIBOR Rate plus 2 (two percentage points). Interest will be paid on such outstanding amounts on February 26, May 26, August 26, November 26, 2000 and February 26, 2001 in arrears plus the respective value added tax.

Payment of Tranche B and Tranche C, along with interest thereon will be guaranteed by means of a corporate guarantee granted in favor of the Sellers by Consoltex (USA), Inc. and Royalton in the terms hereof.

For the purposes of the preceding paragraph, "LIBOR Rate" shall mean, the arithmetic average (rounded upwards to the nearest 1/16 of 1%) as determined by the Purchaser, of the offered quotations of the principal London offices of the banks appearing on the display page designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates for United States dollar deposits of leading banks, (the "Reuters Screen"), at approximately 11:00 a.m. London time on each 6 (six) month anniversary of the Closing Date for United States dollars deposits made for 6 (six) month periods and in amounts approximately equal to Tranche B and Tranche C, as shown on the Reuters Screen.

In the event Varela resigns from his executive position at the Company, Varela will not receive any payment under Tranche B and Tranche C, in the understanding that such scenario will have no effect on Stern's right to receive his share of Tranche B and Tranche C. In addition, in the event that during his tenure at the Company, the Company suffers any damages or losses due to Varela's willful misconduct, such damages and losses may be set off against or retained from amounts due to Varela under Tranche B and Tranche C.

Payment of the Purchase Price will be made by the Purchaser by electronic wire transfer to the account designated by each Seller or by check, as instructed in writing by such Sellers, and will be made in the currency stated above.

b)   The Purchase Price will be adjusted as follows:

(i) In the event the Company's Net Working Capital (including therein the Net Working Capital of Vest Company Vestco, S.A. de C.V.), as measured by the "Closing Date Summary of Net Working Capital and Net Debt" prepared by AGL in the form as is attached hereto as EXHIBIT "E" (the "CLOSING DATE REPORT") (y) is below the Reference Amount then the Purchase Price will be reduced, and (z) exceeds the Reference Amount then the Purchase Price will be increased, in an amount equal to such deficiency or excess, as the case may be. For purposes of this Clause and of the Closing Date Report, "NET WORKING CAPITAL" will include, but will not be limited to, all current assets such as trade and other receivables due in less than one year, inventory, prepaid expenses and advances to suppliers, LESS cash, short term investments in securities and/or bank accounts, all current liabilities, including but not limited to trade and other payables, taxes, accruals, customer advances and any other payments due in less than one year. "REFERENCE AMOUNT" shall mean Ps.$11,500,000.00 (Eleven million five hundred thousand Pesos 00/100) if the Company's (including Vest Company Vestco, S.A. de C.V.) net losses for the months of January and February of 1999 exceed Ps.$500,000.00 (Five hundred thousand Pesos 00/100); if such net losses for the months of January and February of 1999 are equal or less than Ps.$500,000.00 (Five hundred thousand Pesos 00/100) "REFERENCE AMOUNT" shall mean Ps.$12,000,000.00 (Twelve million Pesos 00/100).

(ii) In the event the Company's Net Debt (including therein the Net Debt of Vest Company Vestco, S.A. de C.V.), as measured by the Closing Date Report is below or exceeds Ps.$6,000,000.00 (Six million Pesos 00/100) then the Purchase Price will be increased or reduced in an amount equal to such deficiency or excess, as the case may be. For purposes of this Clause and of the Closing Date Report, "NET DEBT" shall mean the Company's (including Vest Company Vestco, S.A. de C.V.) Total Debt less cash and short term investments in securities and/or bank accounts and "TOTAL DEBT" shall mean all amounts owing to related or third parties including but not limited to bank debt and capital leases.

The Purchaser will withhold U.S.$100,000.00 (One hundred thousand United States Dollars 00/100) from Tranche A to cover any adjustment to be made pursuant to sections (i) and (ii) above. PricewaterhouseCoopers ("PC")
and AGL will jointly prepare an audit certificate (the "AUDIT CERTIFICATE") attesting to the Net Working Capital and the Net Debt set forth in the Closing Date Report. All adjustments made to the Purchase Price will be paid by the Sellers, to the extent not covered by the aforementioned withholding, or by the Purchaser, as the case may be, at the latest one week after the delivery to the Company of the Audit Certificate.

In the event of disagreement between PC and AGL, in the amounts contained in the Audit Certificate such difference will be settled pursuant to the arbitration proceeding set forth in Clause Ninth hereof, unless such difference is for an amount less than Ps.$1,000,000.00 (One million Pesos 00/100), in which case, the final amounts will be adjusted by half of said difference.

c) Each Seller hereby delivers to the Purchaser a letter issued by Mr. C.P. Sadot Sebastian Torres stating that it will file a tax statement with the competent tax authorities pursuant to the terms of articles 103 of the Mexican Income Tax Law (LEY DEL IMPUESTO SOBRE LA RENTA) and 126 of the Regulations to the Income Tax Law (REGLAMENTO DE LA LEY DEL IMPUESTO SOBRE LA RENTA) in regards to the transaction contemplated in this Agreement. In addition, the Sellers will deliver to the Purchaser a copy of the respective tax statement and receipt of payment issued by the competent tax authorities, if such is the case, and of any other evidence requested by the Purchaser to that effect within the 15 (fifteen) days immediately following the date such statements or payments have to be made pursuant to the terms of applicable law.

THIRD.  UNCOLLECTED RECEIVABLES.

In the event that any of the accounts receivable of the Company existing on the Closing Date is not collected after normal collection and within the normal payment terms granted by the Company to its clients, and at the latest within 120 (one hundred twenty) days following its corresponding due date, net of reserves created for such effects and
evidenced   in  the  Company's  financial  statements  (the  "UNCOLLECTED
RECEIVABLES"), any such Uncollected Receivable shall be assigned on a monthly basis by the Company to the Sellers, within 30 (thirty) days of the respective request of the Company, without recourse to the Company and Sellers shall reimburse the Company at the time of such assignment for the full face amount of any such Uncollected Receivable so assigned.

Sellers hereby agree to designate, and the Purchaser accepts and shall cause the Company to accept, Sellers as assignees of such accounts receivable. Therefore Sellers shall be liable for the payment of such account receivables to the Company.

The Purchaser agrees to cause the Company to execute, and the Sellers agree to execute such documents reasonably necessary to assign the Uncollected Receivables pursuant to this Clause Third. The Purchaser agrees to use all reasonable efforts to collect the receivables of the Company; provided, however, that neither the Purchaser nor the Company shall be obligated to commence any legal proceedings in order to collect any Uncollected Receivable, except for such proceedings which are required by law to preserve any creditors right when applicable. The foregoing notwithstanding, the Sellers shall not be liable to make any reimbursement or otherwise under this Clause Third whenever lack of collection results from gross negligent acts or omissions, or willful default of the Purchaser, the Company or their respective employees or representatives.

FOURTH.  INDEMNIFICATION TO THE PURCHASER AND TO THE COMPANY.

a) The Sellers shall indemnify, defend and hold harmless the Purchaser and the Company and each of their respective directors, officers, employees, affiliates, shareholders, agents and representatives and their successors and assigns (collectively, the "INDEMNITEES"), from and against, and pay or reimburse them, any liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including without limitation, attorney's fees and expenses) (collectively, the "DAMAGES"), asserted against or incurred by any Indemnity as a result or arising directly or indirectly out of
    (i) a breach or inaccuracy in any representation or warranty of the Seller contained herein or in the Secondary Agreements (as defined herein) when made or at and as of the Closing Date as though such representation and warranty were made at and as of the date hereof and the Closing Date, (ii) any breach of any of the covenants and agreements of the Sellers contained in this Agreement or the Secondary Agreements, or (iii) any liability or obligation (whether direct, indirect, accrued, contingent or otherwise) of the Company incurred or arising out of facts or circumstances existing, at any time prior to the Closing Date.

b) Any claims for Damages under paragraph a) of this Clause must be made by the Purchaser or the Company within a period of 24
    (twenty four)months beginning on  the  Closing Date, in writing to the
     Sellers in accordance with Clause Fifth hereof, except that claims for Damages related to any material default, violation, act or omission by the Company prior to the Closing Date in respect of Taxes, employee,labor, social security and environmental matters,
     which may be made until  45  (forty  five)  days   following  the
     expiration of the applicable statute of limitations (including extensions thereof).

c) Any claim made by the Purchaser or the Company hereunder involving an accounting matter,in respect of which the Sellers disagree, shall be submitted to an internationally recognized accounting firm in Mexico City, selected jointly by the Purchaser and the Seller within 30 (thirty) days after such claim is made, and in the event such selection is not made by them within such period, such disagreement shall be submitted to KPMG Cardenas Dosal, S.C., which shall answer within 45 (forty five) calendar days. The parties hereto agree to accept the decision of such accounting firm as final, without recourse to such firm. The parties hereto agree to provide within 10 (ten) days full and unrestricted access to records and files to enable the selected firm to provide its opinion on any matter which is referred to it.

FIFTH.  INDEMNIFICATION PROCEDURES.

a) Whenever the Purchaser or the Company (the "INDEMNIFIED PARTY") whishes to assert a claim for Damages (a "CLAIM") against the Seller (the "INDEMNIFYING PARTY") under Clause Fourth hereof, the Indemnified Party shall give written notice (a "NOTICE OF CLAIM") to the Indemnifying Party at the address set forth in Clause Eighth hereof. The Indemnifying Party shall receive a Notice of Claim promptly but not later than 30 (thirty) days after the Indemnified Party has actual knowledge of the facts constituting the basis for a Claim except that in the event a Claim has to be contested within a certain period pursuant to a judicial or administrative order, the Indemnifying Party shall receive the Notice of Claim within 10 (ten) calendar days after the Indemnified Party had knowledge of such matter or Claim, in the understanding that the Notice of Claim shall be delivered immediately in the event the term to contest said Claim is less than such 10 (ten) day period, in order to allow the Indemnifying Party to contest said Claim more adequately. Notice of Claim shall be delivered to the Indemnifying Party in the event of Tax determinations, within 10 (ten) days following the receipt of the notification of such Tax determinations. The failure to provide a Notice of Claim shall relieve the Indemnifying Party of its indemnification obligations hereunder. The Notice of Claim shall specify in reasonable detail all facts known to such Indemnified Party giving rise to such indemnification Claim and an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall respond in writing promptly to any Notice of Claim, but not later than 10 (ten) days from the date the Notice of Claim is given, indicating its position as to the Claim.

b) If the Indemnifying Party wishes to contest or defend any Claim brought or alleged by a third party against the Indemnified Party, the Indemnified Party shall, at the expense of the Indemnifying Party, (i) permit the Indemnifying Party and its attorneys, accountants and other agents to have access to all properties, records and documents of the Indemnified Party and furnish to the Indemnifying Party to the extent available such financial, commercial, legal, operating and other information with respect to the business and operations of the Indemnified Party, as the Indemnifying Party may reasonably request and as may be related to the Claim being contested, (ii) permit the Indemnifying Party to make any investigation which the Indemnifying Party may reasonably request, (iii) procure the cooperation of the Indemnified Party's counsel and accountants with respect to the foregoing, and (iv) take such other actions as may be reasonably requested by the
     Indemnifying Party, including the granting of special powers of attorney in favor of the individuals appointed by the Indemnifying Party and acceptable to the Indemnified Party, provided that such attorneys in fact shall at all times keep the Indemnified Party informed of the respective proceedings.

c) The Indemnified Party shall not make any settlement of any Claim brought by a third party which would give rise to liability on the part of the Indemnifying Party under this Agreement without the prior written consent of the Indemnifying Party, provided that the covenant pursuant to this paragraph c) shall exclusively apply in the event that the Indemnifying Party assumes full responsibility for the contest and defense of such Claim and all costs and expenses which may be incurred by the Indemnified Party in this respect.

d) The indemnification required by this Agreement shall be made when reasonable and properly documented losses, damages, costs and expenses (including without limitation, attorney's fees and expenses) or liabilities are incurred. Any indemnities payable under this Agreement shall be limited to the amount of direct or indirect damages sustained by the Indemnified Party, net of any insurance proceeds, favorable tax effects or other recovery actually received by such Indemnified Party but increased by any Taxes arising out of any indemnity payment.

e) The Purchasers will have, in regards to Claims for Damages, the right to set off amounts payable thereunder against amounts due under Tranche B and Tranche C of the Purchase Price, in the understanding that in such event, the set off will be made against amounts due under next succeeding payment under Tranche B or Tranche C.

f)   The Purchaser and the Company may only claim the payment of Damages if
     the  aggregate   amount   of   Damages   claimed  hereunder  exceeds
     U.S.$20,000.00 (Twenty thousand United States Dollars 00/100) or its equivalent in another currency.

SIXTH. CONDITIONS PRECEDENT TO CLOSING. Notwithstanding any other provisions contained in this Agreement the Purchaser's obligation to pay the Purchase Price is expressly conditioned upon the delivery by the Sellers, the Company or the corporation owning the real estate leased by the Company (the "RE COMPANY") to the Purchaser on or before the Closing Date of the following:

a) A mortgage (the "MORTGAGE") duly executed by the RE Company by means of public deed granted before a Notary Public in terms acceptable to the Purchaser, and evidence that such Mortgage is in the process of being registered in the Public Registry of Property of Tlalnepantla, Estado de Mexico.

b) A pledge agreement (the "PLEDGE AGREEMENT") duly executed by the Stern and Lucia Pin Guzzi in terms acceptable to the Purchaser, the certificates representing the capital of the RE Company delivered to the Purchaser with the notations of the guarantee in favor of the Purchaser and/or the Company, and evidence of the respective notation made in the corporate books of the RE Company of the Pledge Agreement.

c) An employment agreement (the "EMPLOYMENT AGREEMENT") entered into between the Company and Varela in terms acceptable to both parties.

d) A lease and purchase option agreement entered into between the Company and the RE Company (the "LEASE AGREEMENT" and jointly with the Mortgage, the Pledge Agreement and the Employment Agreement, the "SECONDARY AGREEMENTS") in terms acceptable to both parties.

SEVENTH. ROYALTON GUARANTEE. The Company hereby guarantees the punctual payment of Tranche B and Tranche C of the Purchase Price in accordance with the terms of this Agreement.

The Company waives the benefits of order and excusion established in Articles 2814, 2815, 2818, 2820, 2822 and 2823 and the other applicable articles of the Civil Code for the Federal District (CODIGO CIVIL PARA
EL DISTRITO FEDERAL EN MATERIA COMUN Y PARA TODA LA REPUBLICA EN MATERIA FEDERAL), applicable as mandated by the Code of Commerce (CODIGO DE COMERCIO).

This guarantee shall be in full force and effect until the Sellers have been paid everything owed to them hereunder, including interest on Tranche B and Tranche C of the Purchase Price, even if (i) the Company cannot acquire the rights and privileges of the Sellers due to the negligence of the Sellers; (ii) an extension or stay is granted to the Purchaser without consent of the Company; (iii) the Sellers do not legally request the Purchaser the payment of Tranche B and Tranche C of the Purchase Price.

EIGHTH.  MISCELLANEOUS.

a) This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and shall prevail over any other agreement prior to the same, in the understanding that it can only be amended by written instrument signed by the parties hereto.

b) This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties to this Agreement, except in the case of the Purchaser who is entitled to assign its rights under this Agreement to any affiliate or subsidiary, without the need of prior consent granted by the Sellers.

c) The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

d) Notwithstanding the closing of the transaction, each party hereto shall bear its own costs and expenses in connection with the transactions contemplated herein and in the Secondary Agreements (including without limitation legal, accounting and other professional fees), except as provided in Clause Fourth hereof.

e) If at any time subsequent to the date hereof, any provision of this Agreement shall be held to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or enforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

f) The Exhibits and Schedules attached hereto are an integral part hereof.

g) The Sellers shall take all necessary steps to allow the Purchaser on the Closing Date to take full possession of all the properties, books, documents, and all other assets of the Company.

h) All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Such notices and communications shall be sent to the appropriate party at its address or facsimile number given below or at such other address or facsimile number for such party as shall be specified by notice given hereunder (and shall be deemed given upon receipt by such party or upon actual delivery to the appropriate address, or, in case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error; in the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above, PROVIDED, HOWEVER, that such mailing shall in no way alter the time at which the facsimile notice is deemed received):

     The Company:

     Ave. Industria Textil No. 20
     Parque Industrial Naucalpan
     53370 Naucalpan, Estado de Mexico
     Attn: General Director
     Fax: 301-34-98

     The Sellers:

     Varela:

     Heradito 320
     Col. Chapultepec Morales
     11560 Mexico, D.F.

     Stern:

     Sierra Chalchihui 235
     Col. Lomas de Chapultepec
     11010 Mexico, D.F.

     The Purchaser:

     Homero No. 1425-901
     Col. Polanco
     11560, Mexico, D.F.
     At'n: Mauricio Hernandez
     Fax: 580-10-21

     c.c.
     Consoltex (USA), Inc.
     1040 Avenue of the Americas, 6{th} Floor
     New York, N.Y., 10018
     Att'n: Paul J. Bamatter
     Vice President Finance and Chief Financial Officer
     Fax: (212) 596-0483

i) The parties shall cooperate in good faith in all respects regarding the transactions contemplated hereunder, and shall execute and deliver all necessary documents in order to formalize the transactions contemplated hereunder, including, the notarization of the Mortgage and Lease Agreements, in the event such formalization has not taken place prior to the Closing Date.

j) Each of the parties shall permit the others to review in advance and approve the form of any press releases or any public announcement concerning this Agreement, provided, however, that the parties will not disclose the terms and conditions of this Agreement to any third party, except to its counsel and accountants and as required by applicable law and regulation.

k) Terms used with initial capital letters in this Agreement are terms defined elsewhere in this Agreement; such terms shall have the meaning as so defined.

l) During a period of 5 (five) years counted as of the Closing Date, no Seller will engage in the United Mexican States, directly or indirectly, as manager, director or investor, in the manufacturing and/or distribution of apparel of the type produced and distributed by the Company. In the event any of the Sellers breaches such an obligation, it will pay to the Company a penalty fee of U.S.$20,000.00 (Twenty thousand United States Dollars 00/100) for each violation, which may be deducted from Tranche B and Tranche C of the Purchase Price.

m) This Agreement shall be executed in the English and Spanish languages, provided that the English version shall control.

NINTH.  ARBITRATION.

a) The parties shall use their respective best efforts to settle amicably all disputes or differences concerning the interpretation, performance or application of any provision of this Agreement. If any such dispute or difference cannot be settled, however, each party shall have the right to refer it to arbitration for final settlement without recourse to the courts. This shall not include disputes concerning the validity and application of this Arbitration Clause.

b) All disputes arising in connection with this Agreement shall be finally settled under the provisions of the Commercial Arbitration Rules of the American Arbitration Association, by three arbitrators appointed in accordance with said rules.

c) The place of arbitration shall be Mexico, Federal District. The English language shall be used throughout the arbitral proceedings, the awards and other resolutions must be based on the provisions of this Agreement and only if not provided for herein, they shall be based on Mexican law.

IN WITNESS WHEREOF, the parties hereto execute this Agreement in Mexico City, Federal District on February 26, 1999.

                          THE SELLERS

               _____________________________
                           Valentin Varela F.


               _____________________________
                            Enrique Stern F.


                       THE PURCHASER

               Consoltex Mexico, S.A. de C.V.

               _____________________________
               By: Christopher Schaller
               Title: Attorney in fact


               _____________________________
               By: Jean Talbot
               Title: Attorney in fact


                      THE GUARANTOR

              Royalton Mexicana, S.A. de C.V.

               __________________________
               By: Jean Talbot
               Title: Attorney

               __________________________
               By: Christopher Schaller
               Title: Attorney